UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 26, 2015
GT ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-34133	03-0606749
(Commission File Number)	(I.R.S. Employer Identification No.)
243 Daniel Webster Highway, Merrimack, New Hampshire 03054
(Address of principal executive offices)
(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As previously disclosed in the Current Report on Form 8-K filed by GT Advanced Technologies Inc. (the “Company”), on October 6, 2014, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916 (HJB). Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/gtat.
Item 1.01. Entry into a Material Definitive Agreement.
Amended Settlement Agreement
As previously disclosed in the Company’s Current Report on Form 8-K filed on November 9, 2015, on November 2, 2015, certain of the Debtors, including the Company, entered into a Settlement Agreement (the “Settlement Agreement”) with Apple Inc. (“Apple”) and Platypus Development LLC (together with Apple, the “Apple Parties”) to settle certain claims in connection with the Chapter 11 Cases and amend the lease (the “Mesa Lease”) of the Company’s facility in Mesa, Arizona (the “Mesa Facility”).  Subject to certain exceptions, the Settlement Agreement superseded the Amended and Restated Adequate Protection and Settlement Agreement (the “Prior Settlement Agreement”) that was entered into between the Debtors and the Apple Parties on December 15, 2014, and that is more particularly described in the Company’s Current Report on Form 8-K filed on December 19, 2014.
On November 26, 2015 certain of the Debtors, including the Company, entered into, and on December 2, 2015 the Bankruptcy Court approved, an Amended Terms of Resolution of Apple Claims and Mesa Lease Issues (the “Amended Settlement Agreement”), which supersedes in its entirety the Settlement Agreement.
The terms of the Amended Settlement Agreement are substantially identical to the terms of the Settlement Agreement, except that, among other things, the outside date for an auction of the advanced sapphire growth furnaces (“ASFs”) currently located in the Mesa Facility has been moved from on or before November 23, 2015 to on or before December 2, 2015, and the date on which title to any ASFs that are not sold in or before the auction or retained by the Debtors will pass to Apple free and clear of all encumbrances has been moved from November 25, 2015 to December 3, 2015.
The Amended Settlement Agreement also provides that, if the Debtors sell 400 or more ASFs, the Debtors must vacate designated areas of the Mesa Facility by December 31, 2015, and must vacate the Mesa Facility completely by January 31, 2016.  If the Debtors sell less than 400 ASFs, they must vacate the Mesa Facility completely by December 31, 2015.
The foregoing description of the Amended Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Settlement Agreement, which is filed as Exhibit 10.1 hereto.
DIP Facility Amendment
On December 1, 2015, the Company, together with certain of its subsidiaries as guarantors (the “Guarantors”), the lenders party thereto from time to time (the “DIP Lenders”) and Cantor Fitzgerald Securities, as administrative agent and collateral agent for the DIP Lenders, entered into, and on December 2, 2015 the Bankruptcy Court approved, an amendment to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated July 27, 2015 (such agreement, the “DIP Facility”, and such amendment, the ”DIP Facility Amendment”). The DIP Facility Amendment provides for, among other things, (i) the payment by the Company and the Guarantors of a prepayment premium equal to 2% of $45 million, or $900,000, half of which is to be paid upon the effectiveness of the DIP Facility Amendment, and the other half of which is to be paid upon the earlier of the effective date of the Plan or the repayment in full of the amounts due under the DIP Facility, (ii) consent by the Required DIP Lenders to enter into, and perform under, the Amended Settlement Agreement and (iii) certain modifications to the financial covenants.

The DIP Facility Amendment also provides for the payment by the Company and the Guarantors of $2.4 million for the reimbursement of certain professional fees incurred by the DIP Lenders in connection with the Chapter 11 Cases. Of such amount, $500,000 is payable when the DIP Facility Amendment becomes effective, and the remaining $1.9 million becomes payable upon the effective date of a plan of reorganization.
The effectiveness of the DIP Facility Amendment is subject to certain conditions, including, among others, the amendment of the Intercompany Settlement Agreement, dated as of July 20, 2015, among certain of the Company’s affiliates and the prepayment by the Company of $45 million in principal amount under the DIP Facility.
The foregoing description of the DIP Facility Amendment does not purport to be complete and is qualified in its entirety by reference to the DIP Facility Amendment, which is filed as Exhibit 10.2 hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amended Terms of Resolution of Apple Claims and Mesa Lease Issues, dated November 26, 2015
10.2	Amendment No. 1 to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated December 1, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GT ADVANCED TECHNOLOGIES INC.
Dated: December 2, 2015
/s/ Hoil Kim

By:	Hoil Kim

Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended Terms of Resolution of Apple Claims and Mesa Lease Issues, dated November 26, 2015
10.2	Amendment No. 1 to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated December 1, 2015